Exhibit 99.1

Press Release

Bio-Rad Reports Second-Quarter 2016 Financial Results

HERCULES, Calif.-August 3, 2016-Bio-Rad Laboratories, Inc. (NYSE: BIO and BIOb), a global provider of life science research and clinical diagnostic products, today announced financial results for the second quarter ended June 30, 2016.

Second-quarter reported revenues were $516.8 million, an increase of 2.1 percent compared to $506.1 million reported for the second quarter of 2015. On a currency-neutral basis, quarterly revenues increased 2.8 percent compared to the same period last year. Second-quarter gross margin was 54.2 percent compared to 55.2 percent reported during the same quarter in 2015. The decrease in gross margin during the second quarter of 2016 was primarily the result of sales mix and higher manufacturing costs compared to the same period last year.

Net income for the second quarter of 2016 was $18.0 million, or $0.61 per share on a fully diluted basis, compared to $28.4 million, or $0.97 per share, respectively, during the same period last year.
The lower net income for the second quarter of 2016 versus the second quarter of 2015 was primarily due to several discrete items that increased expenses approximately $18 million and include the planned restructuring of our European operations, the termination of a research and development project, and costs associated with various legal matters. The effective tax rate for the second quarter of 2016 was 33%, compared to the 28% tax rate for the same quarter in 2015. The lower tax rate in 2015 was primarily due to a decrease in tax reserves as a result of the expiration of statutes of limitations.
On a reported basis, revenues for the first half of 2016 increased 0.9 percent to $988.0 million compared to $978.9 million for the same period in 2015. On a currency-neutral basis, revenues grew 3.3 percent.
Year-to-date net income for 2016 was $30.3 million, or $1.03 per share on a fully diluted basis, compared to $46.2 million, or $1.58 per share, respectively, during the same period in 2015.

“We are encouraged by sales performance in the first half of the year reflecting strength in many of our markets,” said Norman Schwartz, Bio‑Rad President and Chief Executive Officer. “Although investments in acquired technologies and systems have tempered profitability for the first half of the year, these investments in our operation are necessary to support our growth in the future.”
Life Science
Life Science segment net sales for the second quarter of 2016 were $180.0 million, an increase of 5.5 percent, when compared to the same period last year. On a currency-neutral basis, sales increased 6.0 percent compared to the same period last year. Results from the second quarter benefitted from increased sales of the Company’s Droplet Digital™ PCR and process chromatography products. Sales increased primarily in North America, China, and Asia. In April, Bio‑Rad announced the launch of five Droplet Digital™ PCR (ddPCR) Multiplex Mutation Screening Kits for detecting multiple cancer mutations. The combination of ddPCR and multiplexing technologies increases the throughput of genetic analysis to give clinical researchers more information per patient sample.

Clinical Diagnostics
Reported net sales for the Clinical Diagnostics segment in the second quarter of 2016 were $333.7 million, an increase of 0.5 percent compared to the same quarter last year. On a currency-neutral basis, sales increased 1.3 percent compared to the same period in 2015. The Clinical Diagnostics segment sales performance reflected modest growth across most product lines, most notably clinical immunology, blood typing, and quality control products. Sales growth increased across most regions, driven by North America, Eastern Europe, and China. During the quarter Bio‑Rad announced the launch of Amplichek™ II quality control, the first in a series of infectious disease controls that the Company plans to introduce for the molecular diagnostic testing market.

Management will discuss these results in a conference call at 2 PM Pacific Daylight Time (5 PM Eastern Time) August 3, 2016. Interested parties may access the call at 855-779-9068 within the U.S. or 631-485-4862 outside the U.S., Conference ID: 46148478. You may also listen to the conference call live via a webcast that is available on the “Investor Relations” section of our website under “Quarterly Results” at www.bio‑rad.com. The webcast will be available for up to a year.

About Bio-Rad
Bio-Rad Laboratories, Inc. (NYSE: BIO and BIOb) develops, manufactures, and markets a broad range of innovative products and solutions for the life science research and clinical diagnostic markets. The company is renowned for its commitment to quality and customer service among university and research institutions, hospitals, public health and commercial laboratories, as well as the biotechnology, pharmaceutical, and food safety industries. Founded in 1952, Bio-Rad is based in Hercules, California, and serves more than 100,000 research and healthcare industry customers through its global network of operations. The company employs more than 7,800 people worldwide and had revenues exceeding $2 billion in 2015. For more information, please visit www.bio-rad.com

This release may be deemed to contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements we make regarding the growth of our business, our release of new products and future financial performance. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, “plan,” “believe,” “expect,” “anticipate,” “may,” “will,” “intend,” “estimate,” “continue,” or similar expressions or the negative of those terms or expressions, although not all forward-looking statements contain these words. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. These risks and uncertainties include our ability to develop and market new or improved products, foreign currency exchange fluctuations, difficulties in implementing our global enterprise resource planning system, recent and planned changes to our global organizational structure and executive management team, our ability to integrate acquired companies, products or technologies into our company successfully, our ability to compete effectively, reductions in government funding or capital spending of our customers, international legal and regulatory risks, product quality and liability issues, supply chain issues, changes in the healthcare industry, global economic conditions, and natural disasters and other catastrophic events beyond our control. For further information regarding the Company's risks and uncertainties, please refer to the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s public reports filed with the Securities and Exchange Commission (the “SEC”), including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, and its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2016 to be filed with the SEC. The Company cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. Bio-Rad Laboratories, Inc. disclaims any obligation to update these forward-looking statements.

Investor and Financial Contacts:
Bio-Rad Laboratories, Inc.
Christine Tsingos, Executive Vice President and Chief Financial Officer
Ron Hutton, Vice President and Treasurer
510-724-7000
investor_relations@bio-rad.com

Bio-Rad Laboratories, Inc.
Condensed Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Net sales	$516,777	$506,102	$987,974	$978,923
Cost of goods sold	236,545	226,505	443,713	429,220
Gross profit	280,232	279,597	544,261	549,703
Selling, general and administrative expense	205,536	192,845	395,252	381,400
Research and development expense	52,171	46,547	100,757	93,749
Income from operations	22,525	40,205	48,252	74,554
Interest expense	5,632	4,834	11,212	9,836
Foreign currency exchange losses, net	1,237	2,938	2,366	6,744
Other (income) expense, net	(11,208)	(7,107)	(12,385)	(8,260)
Income before income taxes	26,864	39,540	47,059	66,234
Provision for income taxes	(8,850)	(11,117)	(16,769)	(19,993)
Net income	$18,014	$28,423	$30,290	$46,241

Basic earnings per share:
Net income per basic share	$0.61	$0.98	$1.03	$1.59
Weighted average common shares - basic	29,398	29,136	29,381	29,114

Diluted earnings per share:
Net income per diluted share	$0.61	$0.97	$1.03	$1.58
Weighted average common shares - diluted	29,589	29,381	29,549	29,338

Bio-Rad Laboratories, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	June 30, 2016	December 31, 2015
	(Unaudited)
Current assets:
Cash and cash equivalents	$418,651	$457,549
Short-term investments	377,154	332,928
Accounts receivable, net	366,281	391,485
Inventories, net	541,514	490,224
Other current assets	102,088	105,410
Total current assets	1,805,688	1,777,596

Property, plant and equipment, net	457,685	437,690
Goodwill, net	505,311	495,948
Purchased intangibles, net	230,709	214,026
Other investments	810,463	719,840
Other assets	64,779	64,618
Total assets	$3,874,635	$3,709,718

Current liabilities:
Accounts payable, accrued payroll and employee benefits	$256,112	$280,248
Current maturities of long-term debt	294	298
Income and other taxes payable	21,856	29,339
Other current liabilities	132,143	131,466
Total current liabilities	410,405	441,351

Long-term debt, net of current maturities	434,057	433,883
Other long-term liabilities	415,612	343,981
Total liabilities	1,260,074	1,219,215

Total stockholders’ equity	2,614,561	2,490,503
Total liabilities and stockholders’ equity	$3,874,635	$3,709,718

Bio-Rad Laboratories, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Six Months Ended
	June 30,
	2016	2015
Cash flows from operating activities:
Cash received from customers	$1,020,149	$971,616
Cash paid to suppliers and employees	(935,587)	(898,757)
Interest paid, net	(10,911)	(9,071)
Income tax payments, net	(11,085)	(6,269)
Other operating activities	7,141	10,460
Net cash provided by operating activities	69,707	67,979
Cash flows from investing activities:
Payments for acquisition and long-term investment	(11,477)	(2,589)
Other investing activities	(98,851)	(53,267)
Net cash used in investing activities	(110,328)	(55,856)
Cash flows from financing activities:
Payments on long-term borrowings	(156)	(131)
Other financing activities	3,450	2,861
Net cash provided by financing activities	3,294	2,730
Effect of foreign exchange rate changes on cash	(1,571)	22,029
Net (decrease) increase in cash and cash equivalents	(38,898)	36,882
Cash and cash equivalents at beginning of period	457,549	413,251
Cash and cash equivalents at end of period	$418,651	$450,133

Reconciliation of net income to net cash provided by operating activities:
Net income	$30,290	$46,241
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	71,668	64,409
Changes in working capital	(54,026)	(44,196)
Other	21,775	1,525
Net cash provided by operating activities	$69,707	$67,979